INVESTMENT ADVISORY AGREEMENT


         This Agreement is made as of October 25, 2001, between Roulston Funds, an Ohio business trust (the "Trust"), and Roulston & Company, Inc., an Ohio corporation (the "Adviser").

         WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act"); and

         WHEREAS, the Trust desires to continue to retain the Adviser to furnish investment advisory services to the current investment portfolios of the Trust and may retain the Adviser to serve in such capacity to certain additional investment portfolios of the Trust, all as now or hereafter may be identified in Schedule A hereto (such current investment portfolios and any such additional investment portfolios together called the "Funds") and the Adviser represents that it is willing and possesses legal authority to so furnish such services;

         NOW, THEREFORE, in consideration of the mutual agreements and covenants contained in this Agreement, the parties hereto agree as follows:

         ss.1. Appointment. The Trust hereby appoints the Adviser to act as investment adviser to the Funds for the period and on the terms and subject to the conditions set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. Additional investment portfolios may from time to time be added to those covered by this Agreement by the parties executing a new Schedule A which shall become effective upon its execution and shall supersede any Schedule A having an earlier date.

         ss.2. Investment Advisory Services. Subject to the supervision of the Trust's Board of Trustees, the Adviser shall provide a continuous investment program for the Funds, including investment, research and management with respect to all securities and investments and cash equivalents in the Funds. The Adviser shall determine from time to time what securities and other investments will be purchased, retained or sold by the Trust with respect to the Funds. The Adviser shall provide the services under this Agreement in accordance with each of the Fund's investment objectives, policies, and restrictions as stated in such Fund's most current Prospectus and Statement of Additional Information, as then in effect, and all amendments or supplements thereto, and resolutions of the Trust's Board of Trustees as may be adopted from time to time. The Adviser further agrees that it:

     (a) will use the same skill and care in providing such services as it uses in providing services to any fiduciary accounts for which it has investment responsibilities;

     (b) will conform with all applicable Rules and Regulations of the Securities and Exchange Commission (the "Commission") and, in
          addition,   will  conduct  its  activities  under  this  Agreement  in
          accordance  with  any  applicable   regulations  of  any  governmental
          authority pertaining to the investment advisory activities of the Adviser;

     (c) will place orders pursuant to its investment determinations for the Funds either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, the Adviser will attempt to obtain and is hereby directed to obtain prompt execution of orders in an effective manner at the most favorable price. Consistent with this obligation, the Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Adviser with brokerage and research services (within the meaning of
          Section 28(e) of the Securities Exchange Act of 1934). Subject to the review of the Trust's Board of Trustees from time to time with respect to the extent and continuation of this policy, the Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for effecting a securities transaction for any of the Funds which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to the accounts as to which it exercises investment discretion. In no instance will portfolio securities be purchased from or sold to Roulston Research Corp., the Adviser, or any affiliated person of the Trust, Roulston Research Corp. or the Adviser unless otherwise permitted by the 1940 Act, an exemption therefrom, or an order thereunder;

     (d) will maintain all books and records with respect to the securities transactions of the Funds and will furnish the Trust's Board of Trustees such periodic and special reports as the Board may request; and

     (e) will advise and assist the officers of the Trust in taking such actions as may be necessary or appropriate to carry out the decisions of the Trust's Board of Trustees and of the appropriate committees of such Board regarding the conduct of the business of the Funds.

     ss.3. Expenses. During the term of this Agreement, the Adviser will pay all expenses incurred by it in connection with its activities, duties and obligations under this Agreement, other than the costs of securities (including brokerage fees, if any) purchased for the Funds.

         ss.4. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, each of the Funds will pay the Adviser and the Adviser will accept as full compensation therefor a fee set forth on Schedule A hereto. The obligations of the Funds to pay the above-described fee to the Adviser will begin as of the effective date of this Agreement (or effective date of Schedule A with respect to Funds added thereto after the date hereof).



         ss.5. Limitation of Liability. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

         ss.6. Duration and Termination. This Agreement will become effective as of the date first written above (or, if a particular Fund is not in existence on that date, on the date a registration statement relating to that Fund becomes effective with the Commission), provided that it shall have been approved by vote of a majority of the outstanding voting securities of such Fund, in accordance with the requirements, if any, under the 1940 Act, and, unless sooner terminated as provided herein, shall continue in effect until December 31, 2002.

         Thereafter, if not terminated, this Agreement shall continue in effect as to a particular Fund for successive periods of twelve months each ending on December 31st of each year, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust's Board of Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trust's Board of Trustees or by the vote of a majority of all votes attributable to the outstanding shares of such Fund. Notwithstanding the foregoing, this Agreement may be terminated as to a particular Fund at any time on sixty days' written notice, without the payment of any penalty, by the Trust (by vote of the Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund) or by the Adviser. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meanings as ascribed to such terms in the 1940 Act.)

         ss.7. Name. The Trust hereby acknowledges that the name "Roulston" is a property right of the Adviser. The Adviser agrees that the Trust and the Funds may, so long as this Agreement remains in effect, use "Roulston" as part of its name. The Adviser may permit other persons, firms or corporations, including other investment companies, to use such name and may, upon termination of this Agreement, require the Trust and the Funds to refrain from using the name "Roulston" in any form or combination in its name or in its business or in the name of any of its Funds, and the Trust shall, as soon as practicable following its receipt of any such request from the Adviser, so refrain from using such name.

         ss.8. Adviser's Representations. The Adviser hereby represents and warrants that it is willing and possesses all requisite legal authority to provide the services contemplated by this Agreement without violation of applicable laws and regulations.

         ss.9. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.



         ss.10. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the laws of the State of Ohio.

         Roulston Funds is a business trust organized under Chapter 1746, Ohio Revised Code and under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of Ohio as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Roulston Funds" entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust personally, but bind only the assets of the Trust, as set forth in Section 1746.13(A), Ohio Revised Code, and all persons dealing with any of the Funds of the Trust must look solely to the assets of the Trust belonging to such Fund for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                 ROULSTON FUNDS


          By
          -------------------------


          Name
         --------------------------------------------------------

         Title
        -------------------------------------------------------


         ROULSTON & COMPANY, INC.


        By
        ------------------------------------------------------------

        Name
       ----------------------------------------------------------

       Title
       ---------------------------------------------------------

                                                          Dated October 25, 2001

                                   Schedule A
                                     to the
                          Investment Advisory Agreement
                           between Roulston Funds and
                            Roulston & Company, Inc.
                             dated October 25, 2001


Name of Fund                          Compensation*
------------                          ------------

Roulston Growth Fund                 Annual rate of seventy-five one hundredths
                                     of one percent (0.75%) of the average
                                     daily net assets of such Fund up to $100
                                     Million and fifty one-hundredths of one
                                     percent (0.50%) of the average daily net assets of such Fund of $100 Million or more.

Roulston Growth and Income Fund       Annual  rate  of  seventy-five  one
                                      hundredths  of  one percent  (0.75%) of
                                      the average daily net assets of such
                                      Fund up to $100 Million and fifty
                                      one-hundredths of one percent (0.50%) of the average daily net assets of such Fund of $100 Million or more.

Roulston Government Securities Fund   Annual rate of twenty-five one-hundredths
                                      of one percent (.25%) of the average daily net assets of such Fund up to $100
                                      Million and one hundred twenty-five one
                                      thousandths of one percent (0.125%) of
                                      the average daily net assets of
                                      such Fund of $100 Million or more.

Roulston Emerging Growth Fund         Annual  rate  of  seventy-five
                                      one-hundredths  of  one percent  (0.75%)
                                      of the average daily net assets of such
                                      Fund.

Roulston International Equity Fund    Annual  rate  of  seventy-five
                                      one-hundredths  of  one percent  (0.75%)
                                      of the average daily net assets of such
                                      Fund.



ROULSTON & COMPANY, INC.                    ROULSTON FUNDS

By        /s/                                                 By         /s/
    -------------------------------------------------             -------------------------------------------------

Name    Ken Coleman                                           Name       Scott Roulston
      -----------------------------------------------               -----------------------------------------------

Title    Assistant Treasurer                                  Title      President
       ----------------------------------------------                ----------------------------------------------




* All fees are computed and paid monthly.